EXHIBIT 99.1

MATERION CORPORATION REPORTS ON FOURTH QUARTER
AND FULL-YEAR 2011 RESULTS

CONFIRMS OUTLOOK FOR A STRONGER 2012

MAYFIELD HEIGHTS, Ohio — February 27, 2012 — Materion Corporation (NYSE:MTRN) today reported fourth quarter and full-year 2011 results. The Company also confirmed its outlook for a stronger 2012. The results for the quarter and the outlook are consistent with those announced on February 8, 2012.

FOURTH QUARTER AND FULL-YEAR 2011 RESULTS

Sales for the fourth quarter were $334.4 million, down approximately 6%, or $21.6 million, compared to sales of $356.0 million for the fourth quarter of 2010. Higher average pass-through metal prices increased fourth quarter sales by $25.1 million compared to the fourth quarter of 2010. Excluding the impact of pass-though metal, sales were down $46.7 million, or approximately 13%, compared to the comparable period of the prior year.

The reduction in the fourth quarter sales volume was primarily due to lower demand from consumer electronics applications as customers were driving inventory levels down. Lower demand from the appliance and defense markets was also a factor in the fourth quarter year-over-year decline in sales. The weakness in these areas was offset, in part, by stronger demand from the energy, medical and automotive electronics markets.

Net income for the fourth quarter was $0.8 million, or $0.04 per share, diluted, compared to net income of $12.6 million, or $0.61 per share, diluted, for the same period of the prior year. Earnings were negatively impacted in the quarter by the significantly lower than expected sales, an unfavorable inventory adjustment, acquisition costs and higher than anticipated costs in the Company’s Beryllium and Composites Segment.

Sales for the full year 2011 were a record $1,527 million, up approximately 17%, or $224.4 million, compared to the full year 2010 sales of $1,303 million. Approximately 15% of the sales growth was due to higher pass-through metal prices. Organic growth was approximately 2% for the year. Stronger demand from the medical, energy, industrial components, telecom infrastructure, and automotive electronics markets were factors in the increase in sales year over year. Sales were negatively affected, primarily in the second half of the year, by weaker demand from the consumer electronics, appliance and defense and science markets.

Net income for 2011 was $40.0 million, or $1.93 per share, diluted, compared to net income of $46.4 million, or $2.25 per share, diluted, for 2010. The lower net income was due primarily to the costs associated with the start-up and ramp-up of the Company’s new beryllium plant, the Company renaming and rebranding initiative, higher metal consignment fees, and the costs related to the previously announced acquisition.

ACQUISITION

As previously announced, on October 19, 2011, the Company, through its wholly owned subsidiary, Materion Advanced Materials Technologies and Services Inc., acquired EIS Optics Limited. EIS Optics, with operations in Shanghai, China, is a leading producer of optical thin film filters, glass processing, lithography and optical subassemblies. This acquisition further strengthens the Company’s advanced materials technology base and product portfolio, while complementing its existing leadership position in thin film optical filters serving the defense, aerospace, medical, energy, semiconductor, telecommunications, lighting and astronomy markets. EIS Optics also strengthens the Company’s geographic presence in Asia, which is important to future growth and broadens the market, technology and product range of the Company’s optical coatings units. The $23.9 million acquisition negatively impacted earnings in the fourth quarter of 2011 by approximately $0.10 per share. Based on the current economic assumptions, we expect the acquisition to be slightly dilutive in early 2012 and accretive as the year progresses. The acquisition was funded by the Company’s fourth quarter cash flow from operations.

COMPANY NAME CHANGE

The Company changed its name from Brush Engineered Materials Inc. to Materion Corporation effective March 8, 2011. As the Company has grown, its businesses continued to operate under their original names and brand identities. The unification of all of the Company’s businesses under the Materion name and Materion brand is intended to create efficiencies, facilitate synergies and provide customers better access to, and knowledge of, the Company’s broad scope of products, technologies and value-added services.

The Company continues to operate under the same four reportable segments with no change in their business content, although the names of the segments have changed. Advanced Material Technologies and Services has been renamed Advanced Material Technologies; Specialty Engineered Alloys is now known as Performance Alloys; Beryllium and Beryllium Composites has been shortened to Beryllium and Composites; and Engineered Material Systems has been changed to Technical Materials.

BUSINESS SEGMENT REPORTING

Advanced Material Technologies

The Advanced Material Technologies’ segment sales for the fourth quarter of 2011 were $233.3 million, compared to sales of $247.3 million in the fourth quarter of 2010. Sales for 2011 were a record $1,052 million, up 20%, or $173 million, compared to sales of $879.0 million for 2010. Higher pass-through metal prices increased fourth quarter sales by $23.8 million compared to the fourth quarter of 2010 and increased full- year sales by $180.5 million compared to the prior year. Net of pass-through metal, sales in this segment were down in the fourth quarter and full year by $37.8 million and $7.7 million, respectively.

Fourth quarter 2011 sales were negatively impacted by weaker demand from the consumer electronics, telecom infrastructure, defense and science and industrial markets, partially offset by significantly stronger sales from the medical and energy markets. For the full year, improved demand from a number of applications, including diabetes test strips, LEDs, and precision optics, as well as growth in metal services, was offset by the lower demand from the consumer electronics market, particularly in the second half of the year.

Operating profit for the fourth quarter of 2011 was $0.9 million compared to an operating profit of $12.8 million for the fourth quarter of 2010. Operating profit in the fourth quarter of 2011 was negatively impacted by the significantly lower sales volume, an unfavorable inventory adjustment, the impact of the acquisition of EIS Optics, higher metal consignments fees and other costs. Operating profit for the full year was $33.5 million compared to $39.5 million in 2010.

Performance Alloys

Performance Alloys’ sales for the fourth quarter were $72.5 million compared to the fourth quarter 2010 sales of $76.8 million. The lower 2011 fourth quarter sales were attributable to weaker demand from the consumer electronics and appliance markets. Compared to the fourth quarter of 2010, Performance Alloys experienced stronger demand from the energy, telecom infrastructure, defense and science, automotive electronics and industrial and commercial aerospace markets.

Sales for 2011 were $335.3 million, up 14%, or $41.5 million, compared to $293.8 million for 2010. Stronger demand from the energy, telecom infrastructure, defense and science, medical, automotive electronics and industrial and commercial aerospace markets contributed to the growth which was partially offset by weaker demand from the consumer electronics and appliance markets.

Operating profit for the fourth quarter was $3.1 million, which compares to an operating profit of $6.6 million in the fourth quarter of 2010. Operating profit for 2011 was $27.2 million, unchanged from the operating profit in 2010. The operating profit for the fourth quarter compared to the same period last year was negatively impacted by the lower sales volume and a weaker product mix. The higher margin benefit from the increase in sales for the year 2011 was offset by higher manufacturing costs associated with nickel based products and a non-recurring LIFO inventory benefit of $4.4 million recorded in 2010.

Beryllium and Composites

Beryllium and Composites’ sales for the fourth quarter of 2011 were $13.5 million, compared to fourth quarter 2010 sales of $16.1 million. Sales for 2011 were $60.6 million compared to $61.9 million for 2010. The lower sales volume for the fourth quarter was due largely to the weaker demand for commercial applications while defense applications slightly increased.

For the fourth quarter of 2011, there was an operating loss of $2.3 million, compared to an operating profit of $1.7 million for the fourth quarter of 2010. The operating loss for the year was $0.8 million versus an operating profit of $10.0 million for 2010. The operating loss for the fourth quarter and the year is due to the additional costs resulting from the delay in the start-up of the new beryllium facility, a weaker product mix and higher overhead costs. In addition, unrelated to the new beryllium facility, the lower volume, and higher outside fabrication costs also contributed to the fourth quarter operating loss.

Technical Materials

Technical Materials’ sales for the fourth quarter of 2011 were $15.1 million, compared to $15.8 million in the fourth quarter of 2010. Sales for 2011 were $78.7 million, up 17%, or $11.2 million, as compared to 2010 sales of $67.5 million. Fourth quarter 2011 sales were negatively impacted by slightly weaker sales in consumer and automotive electronics. Demand for the year was strong across a majority of Technical Materials’ key markets, including energy, consumer electronics and automotive electronics.

Operating profit for the fourth quarter of 2011 was $0.3 million compared to $0.5 million for the fourth quarter of the prior year. The operating profit for 2011 was $7.3 million, up 38%, or $2.0 million, as compared to an operating profit of $5.3 million for 2010. The operating profit improvement for the full year is primarily due to the higher sales volume.

OUTLOOK FOR 2012

After a record sales year in 2010, the Company began 2011 with a healthy backlog. The overall level of business activity in the Company’s key strategic markets also remained strong, as evidenced by the consecutive first and second quarter 2011 record sales levels. Order entry in the second quarter increased over the first quarter, but did soften in the latter weeks of the second quarter. Global economic conditions weakened further as the third quarter progressed, causing order entry lead times to shorten as customers were adjusting inventory levels to the weaker economic conditions. Although the order book pattern showed some signs of strength throughout the third quarter, the overall trend was lower than the second quarter. The customary consumer electronics holiday build normally seen in the third and fourth quarter was weaker than expected as customers drove inventories to lower levels, resulting in a weaker than anticipated fourth quarter.

On average, thus far in the first quarter of 2012, order entry has increased from the fourth quarter of 2011 levels. This increase is due to stronger demand from the consumer electronics, medical, industrial components and commercial aerospace and energy markets. In addition, the costs experienced in 2011 related to the beryllium plant start-up, the company renaming and rebranding initiative and the EIS Optics acquisition are, to a large extent, not expected to repeat in 2012. Coming off of the weaker fourth quarter 2011, which had significantly lower order entry and shipment rates, it is anticipated that the first quarter of 2012 will be the weakest of the year with the second and third quarters sequentially stronger. Assuming no global economic setback during the year, the Company is confirming its previously announced earnings range of $2.05 to $2.25 per share for 2012.

CHAIRMAN’S COMMENTS

Richard J. Hipple, Chairman, President and CEO, stated, “2011 was a year of both disappointment and accomplishment. While I am disappointed with the beryllium plant start-up delays and the late 2011 market weakness, both of which had a negative impact on our results, I am pleased with our accomplishments which include our successful name change and related branding initiative, completion of the construction of the new beryllium facility, the acquisition of EIS Optics and the results of our continued new product development and market penetration efforts. Although I remain cautious regarding the global economy, I am confident that our strategic initiatives will provide significant future growth opportunities.”

CONFERENCE CALL

Materion Corporation will conduct a teleconference in conjunction with today’s release. The teleconference begins at 11:00 a.m. Eastern Time, February 27, 2012. The conference call will be available via webcast through the Company’s website at www.materion.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-9210, callers outside the U.S. can dial (201) 689-8049. A replay of the call will be available until March 13, 2012 by dialing (877) 660-6853 or (201) 612-7415; please reference Account Number 286 and Conference ID 388589. The call will also be archived on the Company’s website.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

•	The global economy;

•	The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being: consumer electronics, industrial and commercial aerospace, defense and science, energy, medical, automotive electronics, telecommunications infrastructure and appliance;

•	Changes in product mix and the financial condition of customers;

•	Actual sales, operating rates and margins for 2012;

•	Our success in developing and introducing new products and new product ramp-up rates;

•	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

•	Our success in integrating acquired businesses, including EIS Optics Limited;

•	Our success in implementing our strategic plans and the timely and successful completion and start-up of any capital projects, including the new primary beryllium facility in Elmore, Ohio;

•	The availability of adequate lines of credit and the associated interest rates;

•	The impact of the results of acquisitions on our ability to achieve fully the strategic and financial objectives related to these acquisitions;

•	Other financial factors, including the cost and availability of raw materials (both base and precious metals), physical inventory valuations, metal financing fees, tax rates, exchange rates, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive compensation plans;

•	The uncertainties related to the impact of war, terrorist activities and acts of God;

•	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects;

•	The timing and ability to achieve further efficiencies and synergies resulting from our name change and product line alignment under the Materion name and Materion brand; and

•	The risk factors set forth in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010.

Materion Corporation is headquartered in Mayfield Heights, Ohio. The Company, through its wholly owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

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Investor Contact:	Media Contact:

Michael C. Hasychak (216) 383-6823 mike.hasychak@materion.com	Patrick S. Carpenter (216) 383-6835 patrick.carpenter@materion.com

http://www.materion.com

Consolidated Balance Sheets
(Unaudited)

	Dec. 31,	Dec. 31,
(Dollars in thousands)	2011	2010
Assets
Current assets
Cash and cash equivalents	$12,255	$16,104
Accounts receivable	117,761	139,374
Other receivables	4,602	3,972
Inventories	187,176	154,467
Prepaid expenses	39,739	31,743
Deferred income taxes	9,368	10,065

Total current assets	370,901	355,725
Related-party notes receivable	73	90
Long-term deferred income taxes	11,627	2,042
Property, plant and equipment	753,326	719,953
Less allowances for depreciation,
depletion and amortization	(489,513)	(454,085)

Property, plant, and equipment — net	263,813	265,868
Intangible assets	34,580	36,849
Other assets	7,073	1,900
Goodwill	84,036	72,936

Total Assets	$772,103	$735,410

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$40,944	$47,835
Accounts payable	39,385	33,375
Other liabilities and accrued items	56,309	59,851
Unearned revenue	3,033	2,378
Income taxes	—	3,921

Total current liabilities	139,671	147,360
Other long-term liabilities	16,488	17,915
Retirement and post-employment benefits	105,115	82,502
Unearned income	62,540	57,154
Long-term income taxes	1,793	2,906
Deferred income taxes	51	4,912
Long-term debt	40,463	38,305
Shareholders’ equity	405,982	384,356

Total Liabilities and Shareholders’ Equity	$772,103	$735,410

Consolidated Statements of Income
(Unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
(In thousands except per share amounts)	2011	2010	2011	2010
Net sales	$334,421	$355,977	$1,526,730	$1,302,314
Cost of sales	294,922	296,711	1,311,409	1,079,666

Gross margin	39,499	59,266	215,321	222,648
Selling, general and administrative expense	33,376	33,905	131,388	126,477
Research and development expense	3,136	1,886	11,081	7,113
Derivative ineffectiveness	—	—	—	598
Other-net	2,022	4,468	15,774	14,827

Operating profit	965	19,007	57,078	73,633
Interest expense-net	806	520	2,812	2,665

Income before income taxes	159	18,487	54,266	70,968
Income tax expense (benefit)	(603)	5,858	14,287	24,541

Net income	$762	$12,629	$39,979	$46,427

Basic earnings per share:
Net income per share of common stock	$0.04	$0.62	$1.96	$2.29
Diluted earnings per share:
Net income per share of common stock	$0.04	$0.61	$1.93	$2.25
Weighted average number of shares of common stock outstanding
Basic	20,306	20,275	20,365	20,282
Diluted	20,633	20,708	20,754	20,590